Exhibit 10.6

FIRST INTERNET BANK OF INDIANA

SUPPLEMENTAL EXECUTIVE RETIREMENT AGREEMENT

THIS AGREEMENT made as of the         day of               , by and between First Internet Bank of Indiana, an Indiana corporation (the “Company”), and the undersigned executive (the “Executive”), Laurinda A. Swank.

INTRODUCTION

The Company has agreed to provide supplemental retirement benefits to the Executive and to enter into this agreement with the Executive to set forth the terms thereof.  This agreement is intended to encourage the Executive to remain an employee of the Company or one or more of its Subsidiaries.  The Company will pay the benefits from its general assets.  The agreement is intended to constitute an unfunded plan maintained primarily to provide deferred compensation to a member of a select group of management or highly compensated employees within the meaning of Sections 201(2), 301(3) and 401(a)(1) of ERISA and regulations issued thereunder.

In furtherance of the foregoing, the Company and the Executive agree as follows:

AGREEMENT

ARTICLE 1

DEFINITIONS

Whenever used in this Agreement, the following words and phrases shall have the meanings specified:

1.1                               “Accrual Rate” means an interest rate equal to 4 percent per annum.

1.2                               “Accrued Benefit” means the total balance sheet liability accrued on the Company’s records with respect to payment of benefits to the Executive under this Agreement determined in accordance with generally accepted accounting principles (“GAAP”) consistently applied in accordance with the Company’s past accounting practices.

1.3                               “Agreement” means this Supplemental Executive Retirement Agreement entered into between the Company and the Executive.

1.4                               “Benefit Percentage” means thirty percent (     %).

1.5                               “Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor legislation thereto.

1.6                               “Company” means First Internet Bank of Indiana, an Indiana corporation, as well as any successor to such entity as provided in Section 10.9 hereof.

1.7                               “Compensation Committee” means the Compensation Committee of the Company’s Board of Directors.

1.8                               “Competing Enterprise” shall mean (i) any Internet bank, including any division or subsidiary of an Internet bank; (ii) any person whose main business is to deliver banking products or services within the United States of America via the Internet, or (ii) any division, subsidiary or affiliate of any person whose main business is to deliver banking products or services within the United States of America via the Internet

1.9                               “Disability” means: (i) the Executive is limited from performing the material and substantial duties of his or her regular occupation due to sickness or injury and (ii) the Executive has a twenty percent (20%) or more loss in monthly earnings from base salary due to the same sickness or injury.  The Executive shall be entitled to the benefits provided for under this Agreement for any period during the Executive’s employment and prior to the establishment of the Executive’s Disability during which the Executive is unable to work due to a sickness or injury.  Notwithstanding anything contained in this Agreement to the contrary, until the Termination of Employment relating to the Executive’s Disability, the Executive shall be entitled to return to his or her position with the Company or Subsidiary in which event no Disability of the Executive will be deemed to have occurred.

1.10                        “Early Retirement Age” means the Executive’s 60th birthday.

1.11                        “Effective Date” means                    .

1.12                        “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

1.13                        “Executive” means the individual named on this Agreement and on whose behalf the Agreement is entered.

1.14                        “Executive Management” means the Chief Executive Officer, President, Chief Operating Officer or Chief Financial Officer of the Company.

1.15                        “Final Salary” means the highest annual base salary rate paid by the Company and any Subsidiary to the Executive during the five (5) years ending on the date of Termination of Employment, or if earlier, the date the Executive attains Normal Retirement Age.

1.16                        “Involuntary Termination of Employment” means, for the purposes of the Agreement, Termination of Employment by the Company or a Subsidiary without Cause (as defined in Section 1.21 of this Agreement) or by the Executive because of Good Reason (as defined in Section 1.21 of this Agreement).

1.17                        “Normal Retirement Age” means the Executive’s 65th birthday.

1.18                        “Normal Retirement Date” means the later of the Normal Retirement Age or Termination of Employment.

1.19                        “Plan Year” means a twelve-month period commencing on January 1 and ending on December 31 of each year.  The initial Plan Year may be a short Plan Year which shall commence on the Effective Date.

1.20                        “Subsidiary” means any corporation or other “Person” (as the term person is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of which a majority of its voting power or its voting equity securities or equity interest is owned, directly or indirectly, by the Company, its Parent or Subsidiaries.

1.21                        “Termination of Employment”

(a)                                 For purposes of this Agreement, the term “Termination of Employment” shall mean (i) termination by the Company and all Subsidiaries of the employment of the Executive with the Company and all Subsidiaries for any reason including death, Disability, or “Cause” (as defined below), or (ii) resignation from employment with the Company and all Subsidiaries by the Executive for any reason, including “Good Reason” (as defined below).

(b)                                 “Cause” shall mean, with respect to termination of an Executive’s employment, the occurrence of any one or more of the following, as determined by a member of the Company’s Executive Management, in the exercise of good faith and reasonable judgment:

(i)                                     the Executive has been convicted of, or pled nolo contendere to, a felony or a crime involving moral turpitude; or

(ii)                                  the Executive either (x) intentionally and continually failed substantially to perform his or her reasonably assigned duties with the Company or Subsidiary (other than a failure resulting from the Executive’s incapacity due to physical or mental illness or from the assignment to the Executive of duties that would constitute Good Reason), which failure has continued for a period of at least thirty (30) days after a written notice of demand for substantial performance, signed by a duly authorized member of Executive Management, has been delivered to the Executive specifying the manner in which the Executive has failed substantially to perform and the steps required for the Executive to cure the nonperformance, or (y) intentionally engaged in conduct which has been demonstrably and materially injurious to the Company or Subsidiary; or

(iii)                               the Executive has breached any of the Executive’s restrictive covenants set forth in Section 6.3 of this Agreement

(c)                                  The term “Good Reason” shall mean the Executive’s resignation from employment with the Company and all Subsidiaries upon any one of the following:

(i)                                     a material change in the Executive’s responsibilities which represents a material adverse change from his or her responsibilities as in effect immediately prior thereto; or the assignment to the Executive of any duties or responsibilities which are inconsistent with his or her responsibilities;

(ii)                                  the failure by the Company or Subsidiary to pay to the Executive any portion of the Executive’s current compensation within thirty (30) days of the date such compensation is due; or

(iii)                               a material reduction in the Executive’s base salary without the Executive’s prior written approval.

1.22                        “Trade Secrets” shall mean any of the following provided, however, that Trade Secrets shall not include any information that the Executive can show (a) by writings preceding the first date he began discussions with the Company or Subsidiary regarding employment, to be already rightfully in the possession of the Executive without obligation or confidence; (b) is or becomes publicly available without breach of this Agreement or any other agreement between the parties or any agreement under which the parties are beneficiaries; (c) is rightfully received by the Executive from a third party who is not under an obligation of confidence; or (d) is required to be disclosed pursuant to court order, provided that the Executive gives reasonable notice to the Company or a Subsidiary of such order prior to any disclosure:

1.22.1              “Business Operating Information,” including the methodology used by the Company or Subsidiary from time to time to integrate technology with financial services and the delivery of those services and products to the customer and prospective customers of the Company or Subsidiary;

1.22.2              “Financial Information,” including, but not limited to, information relating to the Company’s or Subsidiary’s earnings, assets, liabilities, prices, pricing structure, volume of purchases or sales or other financial data;

1.22.3              “Supply and Service Information,” including, but not limited to, information relating to goods and services, suppliers’ names or addresses, terms of supply or service contracts or of particular transactions, or related information about potential suppliers, and the extent that the combination of suppliers or use of a particular supplier, though generally known or available, yields advantages to the Company or Subsidiary, details of which are not generally known in the banking industry;

1.22.4              “Marketing Information,” including, but not limited to, information relating to details about ongoing or proposed marketing programs or agreements by or on behalf of the Company or Subsidiary, sales forecasts, advertising formats and methods or results of marketing efforts or information about impending transactions;

1.22.5              “Personal Information,” including, but not limited to, information relating to employees’ personal or medical histories, compensation or other terms of employment, actual or proposed promotions, hirings, resignations, disciplinary actions, terminations or reasons therefor, training methods, performance, or other employee information; and

1.22.6              “Customer Information,” including, but not limited to, information relating to past, existing or prospective customers, their addresses or backgrounds, records of agreements and prices, proposals or agreements between customers and the Company or Subsidiary, status of customers’ accounts or credit, as well as customer lists.

1.23                        “Year of Service” means a twelve-month period commencing on the later of October 28, 1998 or the Executive’s date of hire by the Company or a Subsidiary and on each anniversary thereof.

ARTICLE 2

INCOME BENEFITS

2.1                               Normal Retirement Benefit.  Subject to Article 6, upon Termination of Employment (a) on or after the Normal Retirement Age for reasons other than death and (b) after completing fifteen (15) or more Years of Service with the Company or any Subsidiary, the Company shall pay to the Executive the benefit described in this Section 2.1 in lieu of any other benefit under this Agreement.

2.1.1                     Amount of Benefit.  The annual benefit under this Section 2.1 is an amount equal to the Executive’s Final Salary multiplied by the Benefit Percentage.

2.1.2                     Payment of Benefit.  The Company shall pay the annual benefit to the Executive in fifteen (15) equal annual installments commencing with the last day of the month immediately following the Executive’s Termination of Employment and annually thereafter.  The annual benefit shall be paid to the Executive for fifteen (15) years.

2.1.3                     Benefit Increases.  Commencing on the first anniversary of the first benefit payment, and continuing on each subsequent anniversary, the Company’s Board of Directors, in its sole discretion, may increase the annual benefit payable on that and each subsequent payment date.

2.2                               Early Retirement Benefit.  Subject to Article 6, upon Termination of Employment (a) on or after the Early Retirement Age but before the Normal Retirement Age for reasons other than death or Disability and (b) after completing fifteen (15) or more Years of Service with the Company or any Subsidiary, the Company shall pay to the Executive the benefit described in this Section 2.2 in lieu of any other benefit under this Agreement.

2.2.1                     Amount of Benefit.  The annual benefit under this Section 2.2 is an amount equal to a percentage of the annual benefit that would be payable as described in Section 2.1.1 above, computed as follows:

Age at Termination of Employment	Percentage of Section 2.1.1 Benefit
60 years	85%
61 years	88%
62 years	91%
63 years	94%
64 years	97%
65 years	100%

2.2.2                     Payment of Benefit.  The Company shall pay the annual benefit to the Executive in fifteen (15) equal annual installments, commencing with the last day of the month immediately following the Executive’s Termination of Employment.

2.3                               Early Termination Benefit.  Subject to Article 6, upon Termination of Employment before the Early Retirement Age, for reasons other than death or Disability, the Company shall pay to the Executive the benefit described in this Section 2.3 in lieu of any other benefit under this Agreement.

2.3.1                     Amount of Benefit.  If the Executive has completed fifteen (15) or more Years of Service with the Company or any Subsidiary, the total benefit under this Section 2.3 is the Executive’s Accrued Benefit as of the date of the Executive’s Termination of Employment.  The early termination annual benefit amount is determined by calculating a 15-year fixed annuity from the Accrued Benefit, crediting interest on the unpaid balance at an annual rate equal to the Accrual Rate, compounded annually.  If the Executive has completed less than fifteen (15) Years of Service, the Company shall pay no benefit under this Section 2.3.

2.3.2                     Payment of Benefit.  The Company shall pay the annual benefit to the Executive in fifteen (15) equal annual installments payable commencing with the last day of the month immediately following the Executive’s Normal Retirement Date.

2.4                               Disability Benefit.  Subject to Article 6, if the Executive terminates employment due to Disability prior to Normal Retirement Age, the Company shall pay to the Executive the benefit described in this Section 2.4 in lieu of any other benefit under this Agreement.

2.4.1                     Amount of Benefit.  The benefit under this Section 2.4 is an amount equal to the Executive’s Normal Retirement Benefit, calculated under Section 2.1 above, as if the Executive remained employed, with no increase in annual base salary through his Normal Retirement Age.

2.4.2                     Payment of Benefit.  The Company shall pay the annual benefit amount to the Executive in fifteen (15) equal annual installments commencing with the last day of the month immediately following the Executive’s Normal Retirement Date.

ARTICLE 3

DEATH BENEFITS

3.1                               Death During Active Service.  If the Executive dies while in the active service of the Company or a Subsidiary, the Company shall pay to the Executive’s beneficiary the benefit described in this Section 3.1.  This benefit shall be paid in lieu of the benefits under Article 2.

3.1.1                     Amount of Benefit.  The total benefit under this Section 3.1 is the Executive’s Accrued Benefit as of the date of the Executive’s death.

3.1.2                     Payment of Benefit.  The Company shall pay the benefit to the Executive’s beneficiary in a lump sum within sixty (60) days following the Executive’s death.

3.2                               Death During Payment of an Income Benefit.  If the Executive dies after any payments have commenced under Article 2 of this Agreement but before receiving all such payments, the Company shall pay the remaining benefits to the Executive’s beneficiary at the same time and in the same amounts they would have been paid to the Executive had the Executive survived.

3.3                               Death After Termination of Employment But Before Payment of an Income Benefit Commences.  If the Executive is entitled to a benefit under Article 2 of this Agreement, but dies after Termination of Employment and prior to the commencement of said benefit payments, the Company shall pay the same benefit payments to the Executive’s beneficiary that the Executive was entitled to prior to death except that the benefit payments shall commence on the first day of the month following the date of the Executive’s death.

ARTICLE 4

FUNDING

This Agreement is an unfunded benefit within the meaning of ERISA and the Code.  Benefits payable under the Agreement shall be paid from the general assets of the Company.  The Executive and his or her beneficiaries are general unsecured creditors of the Company for the payment of benefits under this Agreement.  This Agreement represents the mere promise by the Company to pay such benefits.  The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors.  Any insurance on the Executive’s life is a general asset of the Company to which the Executive and beneficiary have no preferred or secured claim.

ARTICLE 5

BENEFICIARIES

5.1                               Beneficiary Designations.  The Executive shall designate a beneficiary by filing a written designation with the Company.  The Executive may revoke or modify the designation at any time by filing a new designation.  However, designations will only be effective if signed by the Executive and accepted by the Company during the Executive’s lifetime.  The Executive’s beneficiary designation shall be deemed automatically revoked if the beneficiary predeceases the Executive, or if the Executive names a spouse as beneficiary and the marriage is subsequently dissolved.  If the Executive dies without a valid beneficiary designation, all payments shall be made to the Executive’s estate.

5.2                               Facility of Payment.  If a benefit is payable to a minor, to a person declared incapacitated, or to a person incapable of handling the disposition of his or her property, the Company may pay such benefit to the guardian, legal representative or person having the care or custody of such minor, incapacitated person or incapable person.  The Company may require proof of incapacity, minority or guardianship as it may deem appropriate prior to distribution of the benefit.  Such distribution shall completely discharge the Company from all liability with respect to such benefit.

ARTICLE 6

GENERAL LIMITATIONS

6.1                               Termination for Cause.  Notwithstanding any provision of this Agreement to the contrary, the Company shall not pay any benefit under this Agreement if the Company or any Subsidiary terminates Executive’s employment for Cause.

6.2                               Suicide Misstatement.  The Company shall not pay any benefit under the Agreement if Executive commits suicide within two years after the Effective Date.

6.3                               Restrictive Covenants.

6.3.1                     The Company has agreed to provide benefits under this Agreement in return for Executive’s acceptance of restrictive covenants set forth in this Section 6.3.  Executive hereby acknowledges that the benefits provided hereunder constitute adequate consideration for Executive’s obligations under this Section 6.3.

6.3.2                     The Company shall not pay any benefit under this Agreement, and the Executive shall be obligated to repay any payments received under this Agreement if, at any time prior to the second anniversary of the Termination of Employment of the Executive, without the prior written consent of the Company and the affected Subsidiary or Subsidiaries, Executive does not abide by the following agreements:

(a)                                 Confidential Information.  In connection with his or her employment at the Company or any Subsidiary, the Executive will have access to Trade Secrets.  During and after his or her employment by the Company or any Subsidiary, regardless of the reasons that such employment ends, the Executive agrees: (i) to hold all Trade Secrets in confidence and not discuss, communicate or transmit to others, or make any unauthorized copy of or use the Trade Secrets in any capacity, position or business except as it directly relates to the Executive’s employment by the Company or any Subsidiary; (ii) to use the Trade Secrets only in furtherance of proper employment related reasons of the Company or Subsidiary to further the interests of the Company or any Subsidiary; (iii) to take all reasonable actions that the Company or any Subsidiary deems necessary or appropriate to prevent unauthorized use or disclosure of or to protect the interest of the Company or any Subsidiary in the Trade Secrets; and (iv) that any of the Trade Secrets, whether prepared by Executive or which may come into the Executive’s possession during the Executive’s employment hereunder, are and remain the property of the Company or applicable Subsidiary, and all such Trade Secrets, including copies thereof, together with all other property belonging to the Company or any Subsidiary, or used in their respective businesses, shall be delivered to or left with the Company or Subsidiary.  Section 6.3.2(a) of this Agreement does not apply to (A) information that by means other than the deliberate or inadvertent disclosure by any employee or agent of the Company or any Subsidiary becomes well known to the public; or (B) disclosure compelled by judicial or administrative proceedings after the Executive diligently tries to avoid each disclosure and affords the Company or Subsidiary the opportunity to obtain assurance that compelled disclosures will receive confidential treatment.

(b)                                 Ownership and Return of Documents.  The Executive agrees that all memoranda, notes, records, papers or other documents and all copies of such documents or records relating to the operations or business of the Company or any Subsidiary, some of which may have been prepared by the Executive, and all objects associated with the documents or records in any way obtained or controlled by the Executive shall be the property of the Company or applicable Subsidiary.  The Executive shall not, except for the Company’s or Subsidiary’s use, copy or duplicate any of the aforementioned documents or objects.  The Executive shall not remove the aforementioned documents or objects from the Company’s or Subsidiary’s facilities nor use any information concerning them either during the Executive’s employment, or at any other time, except for the Company’s or Subsidiary’s benefit or upon the Company’s or Subsidiary’s request.  The Executive agrees to deliver all of the aforementioned documents and objects that may be in his or her possession to the Company or Subsidiary upon termination of the Executive’s employment.

(c)                                  Regulatory Matters.  The Company and its Subsidiaries are regulated by federal and state law and require the complete confidence of the regulators and their customers if they are to prosper.  Accordingly, the Executive shall act in good faith and use his or her best efforts to (i) maintain compliance with applicable federal and state laws, and (ii) preserve and improve the good will, growth and reputation of the Company and its Subsidiaries within the banking, e-commerce, and other business related communities.

(d)                                 Non-Competition.  The Company and the Executive agree that the services rendered by the Executive hereunder are special, unique and irreplaceable.  By and in consideration of the Company’s entering into this Agreement and the compensation and benefits to be provided by the Company hereunder, and further in consideration of the Executive’s exposure to the proprietary information of the Company or its Subsidiaries, the Executive agrees that he or she will not, during the Employment Term and for a period of two (2) years thereafter, directly own, manage, operate, join, control, be employed by or participate in the ownership, management, operation or control of, or be connected in any manner, including, but not limited to, holding the position of shareholder, director, officer, consultant, independent contractor, employee, partner, or investor, with any Competing Enterprise in the United States; provided, however, that should the Executive terminate employment for Good Reason, the two (2)-year period of noncompetition shall not apply.  The parties agree that the Executive may, without violating the foregoing restrictions: (a) own no more than 5% of the outstanding shares of common stock of a Competing Enterprise so long as he or she is a passive investor; and/or (b) manage, operate, join, control, be employed by or participate in the ownership, management, operation or control of, or be connected in any manner with, a full service bank which offers, not as its main business, banking products or services via the Internet, so long as he or she does not directly manage, operate, control or work for a division or subsidiary of such full service bank which has, as the main business of such division or subsidiary, the delivery of banking products or services via the Internet.

(e)                                  Non-Solicitation.  During the Employment Term and for a period of two (2) years thereafter, the Executive shall not directly or indirectly interfere with the

Company’s or any Subsidiary’s relationship with, or endeavor to entice away from the Company or any Subsidiary, any person who is or was an employee, vendor, consultant, independent contractor or customer of the Company or any Subsidiary or who otherwise had a material business relationship with the Company or any Subsidiary.

6.3.3                     Executive represents and warrants that:

(a)                                 Executive has read and understands this Agreement;

(b)                                 Executive has had an opportunity to consult with legal counsel in connection herewith;

(c)                                  the restraints and agreements herein provided are fair and reasonable;

(d)                                 enforcement of the provisions of Section 6.3 will not cause him or her undue hardship; and

(e)                                  that the above restrictions are reasonable in scope and duration and are the least restrictive means to protect the Company’s and its Subsidiaries’ legitimate and proprietary business interests and property from irreparable harm.  However, in the event that any restriction contained in this Section 6.3 is deemed too broad to permit enforcement of such restriction, then the restriction shall be judicially modified by striking the overly broad portion(s) and enforced to provide the Company with the maximum protection permitted by law.

6.3.4                     The Company and the Employee hereby recognize that the restrictive non-compete provisions of Section 6.3.2 have value and that value shall be recognized in the Section 280 G calculations by an allocation of the termination benefits between the non-compete provision and the other Termination Benefits based on the value of the fair market value of the non-compete provisions. The Company shall make the determination of the fair value to be assigned.

ARTICLE 7

CLAIMS AND REVIEW PROCEDURES

7.1                               Claims Procedure.  The Company shall notify any person that makes a claim under this Agreement (the “Claimant”) in writing, within ninety (90) days of Claimant’s written application for benefits, of his or her eligibility or noneligibility for benefits under the Agreement.  If the Company determines that the Claimant is not eligible for benefits or full benefits, the notice shall set forth (1) the specific reasons for such denial, (2) a specific reference to the provisions of the Agreement on which the denial is based, (3) a description of any additional information or material necessary for the Claimant to perfect his or her claim, and a description of why it is needed, and (4) an explanation of this Agreement’s claims review procedure and other appropriate information as to the steps to be taken if the Claimant wishes to have the claim reviewed.  If the Company determines that there are special circumstances requiring additional time to make a decision, the Company shall notify the Claimant of the special circumstances and the date by which a decision is expected to be made, and may extend the time for up to an additional ninety (90) days.

7.2                               Review Procedure.  If the Claimant is determined by the Company not to be eligible for benefits, or if the Claimant believes that he or she is entitled to greater or different benefits, the Claimant shall have the opportunity to have such claim reviewed by the Company by filing a petition for review with the Company within sixty (60) days after receipt of the notice issued by the Company.  Said petition shall state the specific reasons which the Claimant believes entitle him or her to benefits or to greater or different benefits.  Within sixty (60) days after receipt by the Company of the petition, the Company shall afford the Claimant (and counsel, if any) an opportunity to present his or her position to the Company orally or in writing, and the Claimant (or counsel) shall have the right to review the pertinent documents.  The Company shall notify the Claimant of its decision in writing within the 60-day period, stating specifically the basis of its decision, written in a manner calculated to be understood by the Claimant and the specific provisions of the Agreement on which the decision is based.  If, because of the need for a hearing, the 60-day period is not sufficient, the decision may be deferred for up to another sixty (60) days at the election of the Company, but notice of this deferral shall be given to the Claimant.

ARTICLE 8

AMENDMENT OR TERMINATION

8.1                               Amendment.  This Agreement may be amended by the Company’s Compensation Committee, in its sole discretion, at any time and from time to time; provided, however, no amendment shall adversely affect the Executive’s Accrued Benefit as of the date of such amendment or inhibit the payment of such Accrued Benefit when and if Executive fulfills the applicable requirements and conditions for payment as in effect immediately prior to such amendment.

8.2                               Termination.  This Agreement may be terminated by the Company’s Compensation Committee at any time, in its sole discretion, in which case, the Executive’s Accrued Benefit as of the date of the Agreement’s termination will be immediately and fully vested and shall be payable to the Executive as outlined under Section 2.3.2.  The annual benefit amount is determined by calculating a 15-year fixed annuity from the Accrued Benefit, crediting interest on the unpaid balance at an annual rate equal to the Accrual Rate, compounded annually.

ARTICLE 9

ADJUSTMENT DUE TO EXCISE TAX

9.1                               If it is determined by the Company, that any amount payable to Executive by Company under this Agreement would constitute an “Excess Parachute Payment” within the meaning of Code Section 280G (or any similar provision), subject to the excise tax imposed by Section 4999 of the Code, as amended from time to time (the “Excise Tax”), then the benefits payable to the Executive under any provision of this Agreement shall be reduced to the extent necessary to maximize the amounts payable to the Executive on an after-tax basis consistent with the provisions of the Executive’s employment agreement where applicable.  For the purposes of calculating an amount payable to the Executive under the guidelines of this section, the amount payable will not exceed 100% of the applicable amount outlined within Section 2.1.1, 2.2.1, 2.3.1 or 2.4.1.  Executive shall be responsible for any and all Excise Tax (or similar taxes imposed upon such payments).

9.2                               The determination of the amount of reduction, if any, in the amounts payable to the Executive shall be made in good faith by the Company and a written statement setting forth the calculation thereof shall be provided to the Executive.

ARTICLE 10

MISCELLANEOUS

10.1                        No Guarantee of Employment.  This Agreement is not an employment policy or contract.  It does not give the Executive the right to remain an employee of the Company or any Subsidiary, nor does it interfere with the right of the Company or any Subsidiary to discharge the Executive.  It also does not require the Executive to remain an employee nor interfere with the Executive’s right to terminate employment at any time.

10.2                        Non-Transferability.  Benefits under this Agreement may not be sold, transferred, assigned, pledged, attached or encumbered in any manner.

10.3                        Tax Withholding.  The Company shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement.

10.4                        Applicable Law.  The Agreement and all rights hereunder shall be governed by the laws of Indiana, except to the extent preempted by the laws of the United States of America.

10.5                        Administration.  The Company shall have powers which are necessary to administer this Agreement, including but not limited to:

10.5.1              Construing and interpreting the provisions of the Agreement;

10.5.2              Establishing and revising the method of accounting for the Agreement;

10.5.3              Maintaining a record of benefit payments; and

10.5.4              Establishing rules and prescribing any forms necessary or desirable to administer the Agreement.

10.6                        Named Fiduciary.  The Company shall be the named fiduciary and plan administrator under this Agreement.  It may delegate to others certain aspects of the management and operational responsibilities including the employment of advisors and the delegation of ministerial duties to qualified individuals.

10.7                        Gender and Number.  In the Agreement, wherever the context permits, words in the masculine gender include the feminine and neuter genders, words in the singular include the plural and words in the plural include the singular.

10.8                        Entire Agreement.  This Agreement constitutes the entire agreement between the Company and the Executive as to the subject matter hereof.  No rights are granted to the Executive by virtue of this Agreement other than those specifically set forth herein.

10.9                        Binding Effect.  This Agreement shall bind the Executive and the Company, and their beneficiaries, survivors, executors, successors, administrators and transferees.

IN WITNESS WHEREOF, the Executive and a duly authorized company Officer have signed this Agreement on this        day of                , effective as of the date first written above.

Executive:	Company:
First Internet Bank of Indiana

By:

Title: